EXHIBIT 23.1

CONSENT OF GUMBINER, SAVETT, FINKEL, FINGLESON & ROSE, INC.,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Axesstel, Inc.

San Diego, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-3, Registration No. 333-115168, of our report dated March 18, 2004, except for the restatement as described in Note 2 which is as of September 30, 2004, relating to the consolidated financial statements of Axesstel, Inc., for the year ended December 31, 2003, which is incorporated by reference in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Gumbiner, Savett, Finkel, Fingleson & Rose, Inc.

GUMBINER, SAVETT, FINKEL, FINGLESON & ROSE, INC.

Santa Monica, California

October 12, 2004